Exhibit 99.1

News from Xerox
For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox Reports First-Quarter 2012 Earnings

•	GAAP earnings per share of 19 cents

•	Adjusted EPS of 23 cents

•	Revenue of $5.5 billion up 1 percent, 2 percent constant currency

•	Services revenue up 9 percent, 10 percent constant currency

NORWALK, Conn., April 23, 2012 – Xerox Corporation (NYSE: XRX) announced today first-quarter 2012 adjusted earnings per share of 23 cents, which excludes 4 cents related to the amortization of intangibles, resulting in GAAP EPS of 19 cents.

In the first quarter, total revenue of $5.5 billion was up 1 percent or 2 percent in constant currency. Revenue from the company’s services business was up 10 percent, and revenue from its technology business was down 5 percent in constant currency. Growth in services was driven by a 13 percent increase in business process outsourcing and 7 percent growth in document outsourcing. Technology revenue, which represents the sale of document systems, supplies, technical service and financing of products, was impacted by the weak macro environment as well as clients’ increasing shift to Xerox managed print services. Installs of Xerox products were up 7 percent in the first quarter, and the company continues to lead in worldwide equipment sale market share.

“Services now represents more than half of our total revenue and will continue to be the growth engine of our company as we expand our BPO offerings and strengthen our leadership in managed print services,” said Ursula Burns, Xerox chairman and chief executive officer. “Our first-quarter results reflect the successful execution of our strategy: accelerate services, grow our install base of Xerox color products, and efficiently operate our business to deliver strong earnings and shareholder value.”

As anticipated, overall margins were down in the quarter. First-quarter gross margin was 31 percent, and selling, administrative and general expenses were 19.4 percent of revenue. Operating margin of 8.5 percent was down 0.6 points from first-quarter 2011.

“Our business mix continues to change as we significantly scale our revenue in services and invest in growth through new offerings and long-term contracts,” added Burns. “As a result, we see short-term pressure on margins that we will offset through cost reductions and operational improvements. We’re accelerating top-line services growth that leads to solid bottom-line performance.”

In line with expectations and cash flow seasonality, the company used $15 million in operating cash during the first quarter.

Xerox expects second-quarter 2012 GAAP earnings of 21 cents to 24 cents per share. Second-quarter adjusted EPS is expected to be 25 cents to 28 cents per share including 1 cent to 2 cents of restructuring.

The company reiterated its expectations for full-year 2012 GAAP earnings per share of 97 cents to $1.03. Including restructuring, Xerox continues to expect full-year adjusted earnings per share of $1.12 to $1.18. In addition, Xerox continues to expect full-year operating cash flow of $2 billion to $2.3 billion, and plans to repurchase $900 million to $1.1 billion in Xerox stock during the year.

About Xerox

With sales approaching $23 billion, Xerox (NYSE: XRX) is the world’s leading enterprise for business process and document management. Its technology, expertise and services enable workplaces – from small businesses to large global enterprises – to simplify the way work gets done so they operate more effectively and focus more on what matters most: their real business. Headquartered in Norwalk, Conn., Xerox offers business process outsourcing and IT outsourcing services, including data processing, healthcare solutions, HR benefits management, finance support, transportation solutions, and customer relationship management services for commercial and government organizations worldwide. The company also provides extensive leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. The 140,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.realbusiness.com. For investor information, visit http://www.xerox.com/investor.

Non- GAAP Measures: This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the first quarter 2012 as well as for the second quarter and full year 2012 guidance that excludes certain items.

•	Operating margin for the first quarter 2012 that excludes certain expenses.

•	Constant Currency revenue growth for the first quarter 2012 that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,”

“estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:

Karen Arena, Xerox Corporation, +1-203-849-5521, karen.arena@xerox.com

Ken Ericson, Xerox Corporation, +1-410-571-0161, kenneth.ericson@xerox.com

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XEROX®, XEROX and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2012	2011	% Change

Revenues
Sales	$1,588	$1,671	(5%)
Service, outsourcing and rentals	3,767	3,632	4%
Finance income	148	162	(9%)

Total Revenues	5,503	5,465	1%

Costs and Expenses
Cost of sales	1,052	1,090	(3%)
Cost of service, outsourcing and rentals	2,690	2,514	7%
Equipment financing interest	53	60	(12%)
Research, development and engineering expenses	173	184	(6%)
Selling, administrative and general expenses	1,068	1,119	(5%)
Restructuring and asset impairment charges	17	(15)	*
Amortization of intangible assets	82	85	(4%)
Other expenses, net	55	78	(29%)

Total Costs and Expenses	5,190	5,115	1%

Income before Income Taxes & Equity Income(1)	313	350	(11%)
Income tax expense	77	95	(19%)
Equity in net income of unconsolidated affiliates	40	34	18%

Net Income	276	289	(4%)

Less: Net income attributable to noncontrolling interests	7	8	(13%)

Net Income Attributable to Xerox	$269	$281	(4%)

Basic Earnings per Share	$0.20	$0.20	—
Diluted Earnings per Share	$0.19	$0.19	—

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,
(in millions)	2012	2011

Net Income	$276	$289
Less: Net income attributable to noncontrolling interests	7	8

Net Income Attributable to Xerox	$269	$281

Other Comprehensive Income (Loss):
Translation adjustments, net	$160	$297
Unrealized losses, net	(43)	(21)
Changes in defined benefit plans, net	(54)	(36)

Other Comprehensive Income, net	63	240
Less: Other comprehensive income attributable to noncontrolling interests	1	—

Other Comprehensive Income Attributable to Xerox	$62	$240

Comprehensive Income, net	$339	$529
Less: Comprehensive income attributable to noncontrolling interests	8	8

Comprehensive Income Attributable to Xerox	$331	$521

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$1,514	$902
Accounts receivable, net	2,909	2,600
Billed portion of finance receivables, net	155	166
Finance receivables, net	2,139	2,165
Inventories	1,065	1,021
Other current assets	1,100	1,058

Total current assets	8,882	7,912
Finance receivables due after one year, net	3,976	4,031
Equipment on operating leases, net	536	533
Land, buildings and equipment, net	1,603	1,612
Investments in affiliates, at equity	1,338	1,395
Intangible assets, net	2,989	3,042
Goodwill	8,918	8,803
Deferred tax assets, long-term	638	672
Other long-term assets	2,271	2,116

Total Assets	$31,151	$30,116

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,145	$1,545
Accounts payable	1,758	2,016
Accrued compensation and benefits costs	794	757
Unearned income	407	432
Other current liabilities	1,691	1,631

Total current liabilities	5,795	6,381
Long-term debt	8,483	7,088
Pension and other benefit liabilities	2,369	2,487
Post-retirement medical benefits	930	925
Other long-term liabilities	834	861

Total Liabilities	18,411	17,742

Series A Convertible Preferred Stock	349	349

Common stock	1,348	1,353
Additional paid-in capital	6,318	6,317
Treasury stock, at cost	(3)	(124)
Retained earnings	7,250	7,046
Accumulated other comprehensive loss	(2,654)	(2,716)

Xerox shareholders’ equity	12,259	11,876
Noncontrolling interests	132	149

Total Equity	12,391	12,025

Total Liabilities and Equity	$31,151	$30,116

Shares of common stock issued	1,348,159	1,352,849
Treasury stock	(411)	(15,508)

Shares of common stock outstanding	1,347,748	1,337,341

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2012	2011

Cash Flows from Operating Activities:
Net income	$276	$289
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	313	291
Provision for receivables	27	25
Provision for inventory	10	13
Net gain on sales of businesses and assets	(1)	(1)
Undistributed equity in net income of unconsolidated affiliates	(31)	(33)
Stock-based compensation	31	32
Restructuring and asset impairment charges	17	(15)
Payments for restructurings	(39)	(57)
Contributions to defined benefit pension plans	(79)	(44)
Increase in accounts receivable and billed portion of finance receivables	(452)	(271)
Collections of deferred proceeds from sales of receivables	96	87
Increase in inventories	(34)	(100)
Increase in equipment on operating leases	(67)	(61)
Decrease in finance receivables	164	95
Increase in other current and long-term assets	(101)	(79)
Decrease in accounts payable and accrued compensation	(144)	(233)
Decrease in other current and long-term liabilities	(35)	(86)
Net change in income tax assets and liabilities	43	121
Net change in derivative assets and liabilities	21	23
Other operating, net	(30)	(26)

Net cash used in operating activities	(15)	(30)

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(91)	(71)
Proceeds from sales of land, buildings and equipment	4	2
Cost of additions to internal use software	(37)	(40)
Acquisitions, net of cash acquired	(87)	(43)
Net change in escrow and other restricted investments	(3)	(1)

Net cash used in investing activities	(214)	(153)

Cash Flows from Financing Activities:
Net proceeds on debt	998	13
Common stock dividends	(57)	(60)
Preferred stock dividends	(6)	(6)
Proceeds from issuances of common stock	7	19
Excess tax benefits from stock-based compensation	—	2
Payments to acquire treasury stock, including fees	(50)	—
Repurchases related to stock-based compensation	—	(3)
Distributions to noncontrolling interests	(57)	(7)

Net cash provided by (used in) financing activities	835	(42)

Effect of exchange rate changes on cash and cash equivalents	6	14

Increase (decrease) in cash and cash equivalents	612	(211)
Cash and cash equivalents at beginning of period	902	1,211

Cash and Cash Equivalents at End of Period	$1,514	$1,000

Financial Review

Revenues

	Three Months Ended March 31,			% of Total Revenue
(in millions)	2012	2011	% Change	2012	2011

Equipment sales	$811	$826	(2%)	15%	15%
Annuity revenue(1)	4,692	4,639	1%	85%	85%

Total Revenue	$5,503	$5,465	1%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,588	$1,671
Less: Supplies, paper and other sales	(777)	(845)

Equipment Sales	$811	$826

Service, outsourcing and rentals	$3,767	$3,632
Add: Finance income	148	162
Add: Supplies, paper and other sales	777	845

Annuity Revenue(1)	$4,692	$4,639

First quarter 2012 total revenues increased by 1% compared to the first quarter 2011, including a 1-percentage point negative impact from currency. Total revenues included the following:

•	A 1% increase in annuity revenue[1], including a 1-percentage point negative impact from currency. Annuity revenue[1] is comprised of the following:

•

Service, outsourcing and rentals revenue of $3,767 million increased 4%, including a 1-percentage point negative impact from currency. The increase was driven by growth in our business process outsourcing and document outsourcing businesses.

•

Supplies, paper and other sales of $777 million decreased by 8%, including a 1-percentage point negative impact from currency. This was driven by a reduction in supplies revenue resulting from timing of supplies purchases by our channel partners. In addition, paper revenue declined, driven by market pricing as well as our strategy to discontinue the direct sale of paper in selected markets.

•

2% decrease in equipment sales revenue, including a 1-percentage point negative impact from currency. An increase in total product installs in all three of our product groups was more than offset by the impact of a lower product mix and price declines, which, consistent with prior quarters, were in the range of 5% to 10%.

•

2% decrease in color revenue[2], including a 2-percentage point negative impact from currency. An increase in color pages of 10% was offset by a decline in color printer revenues, primarily driven by lower supplies sales resulting from timing of supplies purchases by our channel partners, as well as the impact of a lower product mix.

An analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
	2012	2011	B/(W)

Total Gross Margin	31.0%	33.0%	(2.0) pts.
RD&E as a % of Revenue	3.1%	3.4%	0.3 pts.
SAG as a % of Revenue	19.4%	20.5%	1.1 pts.
Operating Margin(3)	8.5%	9.1%	(0.6) pts.

Pre-Tax income margin	5.7%	6.4%	(0.7) pts.

First quarter 2012 operating margin3 of 8.5% decreased 0.6-percentage points as compared to the first quarter 2011. The decrease was primarily due to a decrease in gross margin, which was partially offset by expense reductions.

Gross Margin

Gross margin of 31.0% decreased 2-percentage points as compared to the first quarter 2011. The decrease was driven primarily by the ramping of new services contracts, the impact of lower contract renewals from prior periods and the higher mix of Services revenue.

Services segment gross margin decreased by 1.9-percentage points as compared to the first quarter 2011, due primarily to the ramping of new services contracts within BPO and ITO and the impact of lower contract renewals from prior periods.

Technology segment gross margin decreased by 0.6-percentage points as compared to the first quarter 2011. An increase in equipment gross margin was more than offset by a lower mix of supplies revenue. The impact of price declines was more than offset by productivity improvements and restructuring savings, reflecting continued focus on cost management.

Research, Development and Engineering Expenses (“RD&E”)

First quarter 2012 RD&E as a percent of revenue of 3.1% decreased 0.3-percentage points from the first quarter 2011. In addition to lower spending, the decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E percent of revenue.

RD&E of $173 million was $11 million lower than the first quarter 2011, reflecting the impact of restructuring and productivity improvements. Innovation continues to be one of our core strengths and we continue to invest at levels that enhance this core strength, particularly in color, software and services. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percent of revenue of 19.4% decreased 1.1-percentage points from the first quarter 2011. The decrease was driven by spending reductions reflecting benefits from restructuring and productivity improvements in addition to the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG percent of revenue.

SAG of $1,068 million was $51 million lower than the first quarter 2011. This included a $10 million favorable impact from currency for the quarter. SAG expenses reflect the following:

•	$55 million decrease in selling expenses, driven primarily by benefits from restructuring and productivity improvements.

•	$12 million increase in general and administrative expenses as restructuring savings and productivity improvements were more than offset by the impact of acquisitions and other miscellaneous expenses.

•

$8 million decrease in bad debt expenses to $24 million, primarily as a result of an improving write-off trend in our North American operations. First quarter 2012 bad debt expense continued to remain at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the first quarter 2012, we recorded net restructuring and asset impairment charges of $17 million, which included approximately $22 million of severance costs related to headcount reductions of approximately 500 employees primarily in North America, and $2 million of asset impairment charges. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of March 31, 2012 for all programs was $101 million, of which approximately $94 million is expected to be spent over the next twelve months.

During the first quarter 2011, we recorded net restructuring and asset impairment credits of $15 million, primarily resulting from net reversals and changes in estimated reserves from prior period initiatives.

Amortization of Intangible Assets

During the first quarter 2012, we recorded $82 million of expense related to the amortization of intangible assets. This was $3 million lower than first quarter 2011 primarily as a result of the accelerated write-off of the ACS brand name in the fourth quarter 2011.

Worldwide Employment

Worldwide employment of 138,300 at March 31, 2012 decreased approximately 1,350 from year-end 2011, primarily due to restructuring related actions partially offset by the impact of acquisitions.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2012	2011

Non-financing interest expense	$56	$67
Interest income	(3)	(7)
Gains on sales of businesses and assets	(1)	(1)
Currency losses, net	—	1
Litigation matters	(1)	6
All other expenses, net	4	12

Total Other Expenses, Net	$55	$78

Non-financing interest expense

First quarter 2012 non-financing interest expense of $56 million was $11 million lower than first quarter 2011 primarily due to the benefit of lower borrowing costs achieved as a result of refinancing existing debt and utilizing the commercial paper program.

All other expenses, net

All other expenses, net for the first quarter 2012 decreased $8 million primarily driven by gains on investments supporting certain of our deferred compensation arrangements. The gains were offset by an increase in compensation expense recorded in SAG as a result of the increase in the liability associated with these arrangements.

Income Taxes

First quarter 2012 effective tax rate was 24.6%. On an adjusted basis3, first quarter 2012 tax rate was 27.6%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions as well as net tax benefits from the geographical mix of profits.

First quarter 2011 effective tax rate was 27.1%. On an adjusted basis3, the first quarter 2011 tax rate was 29.2%, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in those jurisdictions and foreign tax credits.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 9 percentage points from these non U.S. operations, which is comparable to 2011.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2012 will be approximately 29%, excluding the effects of intangibles amortization and discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $40 million, an increase of $6 million compared to first quarter 2011.

First quarter 2012 equity income includes charges of $4 million related to our share of Fuji Xerox after-tax restructuring compared to $11 million of charges for the first quarter 2011.

Net Income

First quarter 2012 net income attributable to Xerox was $269 million, or $0.19 per diluted share. On an adjusted basis3, net income attributable to Xerox was $319 million, or $0.23 per diluted share. First quarter 2012 adjustments to net income reflect the amortization of intangible assets.

First quarter 2011 net income attributable to Xerox was $281 million, or $0.19 per diluted share. On an adjusted basis3, net income attributable to Xerox was $334 million, or $0.23 per diluted share.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the first quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended March 31,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2012
Services	$2,821	51%	$263	9.3%
Technology	2,338	43%	245	10.5%
Other	344	6%	(52)	(15.1%)

Total	$5,503	100%	$456	8.3%

2011
Services	$2,584	47%	$266	10.3%
Technology	2,495	46%	266	10.7%
Other	386	7%	(66)	(17.1%)

Total	$5,465	100%	$466	8.5%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

First quarter 2012 Services total revenue of $2,821 million increased 9% from the first quarter 2011, including a 1-percentage point negative impact from currency.

•

BPO revenue grew 13% and represented 57% of total Services revenue. BPO growth was driven by the government healthcare, healthcare payer, financial services, and retail, travel and insurance businesses.

•

DO revenue increased 7%, with a 1-percentage point negative impact from currency, and represented 31% of total Services revenue. Continued growth was driven primarily by our new partner print services offerings as well as new signings. Xerox is the market leader in this growing segment of the Document Technology market.

•

ITO revenue was flat as compared to the first quarter 2011 and represented 12% of total Services revenue. This reflects an improving trend from fourth quarter 2011 due primarily to ramping of newer contracts.

Segment Margin

First quarter 2012 Services segment margin of 9.3% decreased 1-percentage point from first quarter 2011, due primarily to the decline in gross margin, which was driven by the ramping of new services contracts and the impact of lower contract renewals from prior periods.

Metrics

Pipeline

Our total services sales pipeline, including synergy opportunities, grew 5% over the first quarter 2011. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $2.2 billion in TCV for the quarter.

•	BPO signings of $1.3 billion TCV.

•	DO signings of $0.5 billion TCV.

•	ITO signings of $0.4 billion TCV.

Signings on a trailing twelve month basis were flat in relation to the comparable prior year period, impacted by the cyclicality of large deals.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The first quarter 2012 contract renewal rate for BPO and ITO contracts was 86%, which is within our target range of 85%-90%.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended
	March 31,
(in millions)	2012	2011	Change

Equipment sales	$679	$723	(6%)
Annuity revenue(1)	1,659	1,772	(6%)

Total Revenue	$2,338	$2,495	(6%)

First quarter 2012 Technology revenue of $2,338 million decreased 6% from the first quarter 2011, including a 1-percentage point negative impact from currency. Technology revenues exclude the impact of growth in the Xerox document outsourcing business. Revenue results included the following:

•

6% decrease in equipment sales revenue, including a 1-percentage point negative impact from currency. This decline is driven in part by the continued migration of customers to our rapidly growing partner print services offering within document outsourcing. In addition, the impact of lower product mix and price declines more than offset growth in installs. Consistent with prior quarters, price declines were in the range of 5% to 10%.

•

6% decrease in annuity revenue[1] with a 1-percentage point negative impact from currency. A decrease in supplies revenue was primarily driven by the timing of supplies purchases by our channel partners. In addition, a moderating decline in pages was partially offset by a continued increase in revenue per page.

•	Technology revenue mix was 22% entry, 57% mid-range and 21% high-end.

Segment Margin

First quarter 2012 Technology segment margin of 10.5% declined by 0.2-percentage points from the first quarter 2011. Lower operating expenses from restructuring savings were more than offset by a decline in gross profit.

Total Installs (Technology and Document Outsourcing4)

In the first quarter 2012, installs continued to grow in all three strategic product groups (Entry, Mid-Range and High-End). Install activity includes installations for document outsourcing and Xerox-branded products shipped to GIS. Detail by product group is shown below:

Entry

•	24% increase in black-and-white multifunction devices driven by demand for the recently launched WorkCentre® 3045.

•	47% increase in color multifunction devices driven by demand for the recently introduced WorkCentre® 6015.

•	6% decrease in color printers driven by a decline in sales to OEM partners.

Mid-Range

•

16% increase in installs of mid-range color devices driven by strong demand for products such as the WorkCentre® 7525/7530/7535 and the WorkCentre® 7545/7556, which enabled continued market share gains in the fastest growing and most profitable segment of the office color market.

•	10% decrease in installs of mid-range black-and-white devices.

High-End

•

25% increase in installs of high-end color systems driven primarily by strong demand for the recently launched Xerox Color 770 and the DocuColorTM 8080. These products have enabled large market share gains in the Entry Production Color market segment.

•	5% decrease in installs of high-end black-and-white systems.

Note:    “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

First quarter 2012 Other revenue of $344 million decreased 11% from the first quarter 2011, including a 1-percentage point negative impact from currency. The decline is due primarily to a decline in paper sales, which was driven by market pricing and our strategy to discontinue the direct sale of paper in selected markets, as well as a decline in licensing revenue. Paper comprised approximately 61% of the first quarter 2012 Other segment revenue.

Segment Margin

First quarter 2012 Other segment loss of $52 million decreased $14 million from the first quarter 2011, primarily driven by lower non-financing interest expense.

Notes

(1)	Annuity revenue = Service, outsourcing and rentals + Supplies, paper and other sales + Finance income.
(2)	Represents revenues from color devices and is a subset of total revenues and excludes Global Imaging Systems (“GIS”) revenues.
(3)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(4)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended March 31, 2012 and 2011:

	Three Months Ended
	March 31,
(in millions)	2012	2011	Change

Net cash used in operating activities	$(15)	$(30)	$15
Net cash used in investing activities	(214)	(153)	(61)
Net cash provided by (used in) financing activities	835	(42)	877
Effect of exchange rate changes on cash and cash equivalents	6	14	(8)

Increase (decrease) in cash and cash equivalents	612	(211)	823
Cash and cash equivalents at beginning of period	902	1,211	(309)

Cash and Cash Equivalents at End of Period	$1,514	$1,000	$514

Cash Flows from Operating Activities

Net cash used in operating activities was $15 million in the first quarter 2012. The $15 million improvement in operating cash flow from first quarter 2011 was primarily due to the following:

•	$89 million increase primarily related to the timing of payments of accounts payable and accrued compensation.

•	$69 million increase due to higher net run-off of finance receivables.

•	$66 million increase due to lower inventory growth.

•	$18 million increase due to lower restructuring payments.

•	$17 million increase in pre-tax income before depreciation and amortization and restructuring.

•	$172 million decrease related to higher accounts receivable and billed portion of finance receivables primarily due to growth in services revenue.

•	$60 million decrease from higher net income tax payments primarily due to refunds in the prior year.

•	$35 million decrease due to higher contributions to our defined benefit pension plans.

In March 2012, we elected to make a US pension contribution of 15.4 million shares of our common stock, with an aggregate value of approximately $130 million, to meet our planned level of funding.

Cash Flows from Investing Activities

Net cash used in investing activities was $214 million in the first quarter 2012. The $61 million increase in the use of cash from first quarter 2011 was primarily due to the following:

•

$44 million increase for acquisitions. 2012 acquisitions include RK Dixon for $58 million as well as two smaller acquisitions totaling $29 million as compared to the 2011 acquisition of Concept Group for $43 million.

•	$17 million increase due to higher capital expenditures (including internal use software) primarily related to new services contracts.

Cash Flows from Financing Activities

Net cash provided by financing activities was $835 million in the first quarter 2012. The $877 million increase in cash from first quarter 2011 was primarily due to the following:

•	$985 million increase from net debt activity. First quarter 2012 reflects net proceeds of $1.1 billion on Senior Notes issued in March offset by net payments of $100 million on Commercial Paper.

•	$50 million decrease resulting from the resumption of our share repurchase program.

•	$50 million decrease due to higher distributions to noncontrolling interests.

•	$12 million decrease due to lower proceeds from the issuances of common stock under our stock option plans.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

	March 31,	December 31,
(in millions)	2012	2011

Total Finance receivables, net(1)	$6,270	$6,362
Equipment on operating leases, net	536	533

Total Finance Assets, net(2)	$6,806	$6,895

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2011 includes an increase of $99 million due to currency.

The following summarizes our debt:

	March 31,	December 31,
(in millions)	2012	2011

Principal debt balance(1)	$9,518	$8,450
Net unamortized discount	(66)	(7)
Fair value adjustments	176	190

Total Debt	9,628	8,633
Less: current maturities and short-term debt	(1,145)	(1,545)

Total Long-Term Debt	$8,483	$7,088

(1)	Includes Commercial Paper of $100 million as of December 31, 2011.

The increase in debt from December 31, 2011 is primarily due to the March 2012 issuance of $600 million of Floating Rate Senior Notes due 2013 and $500 million of 2.95% Senior Notes due 2017 for net proceeds from both notes of approximately $1,093 million. The 2013 Floating Rate Notes accrue interest at a rate per annum, reset quarterly, equal to the three-month LIBOR plus 1.400%. This debt issuance partially pre-funds the May 2012 maturity of our $1,100 million of 5.59% Senior Notes.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

	March 31,	December 31,
(in millions)	2012	2011

Financing Debt(1)	$5,955	$6,033
Core Debt	3,673	2,600

Total Debt	$9,628	$8,633

(1)

Financing debt includes $5,486 million and $5,567 million as of March 31, 2012 and December 31, 2011, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended March 31,
(in millions)	2012	2011

Accounts receivable sales	$875	$730
Deferred proceeds	147	94
Fees associated with sales	6	4
Estimated decrease to operating cash flows(1)	(68)	(24)

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2012 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

In 2012, adjustments are limited to the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain expenses. In addition to the above excluded item, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily composed of non-financing interest expense. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended		Three Months Ended
	March 31, 2012		March 31, 2011
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$269	$0.19	$281	$0.19

Adjustments:
Amortization of intangible assets	50	0.04	53	0.04

Adjusted	$319	$0.23	$334	$0.23

Weighted average shares for adjusted EPS		1,396		1,463

Fully-diluted shares at 3/31/2012(1)		1,406
(1) Represents common shares outstanding at end of period plus dilutive potential common shares as used for the calculation of adjusted earnings per share for Q1 2012.

Average shares for the calculation of adjusted EPS for the first quarter 2012 were 1,396 million and include 27 million shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend of $6 million is excluded. First quarter 2011 shares of 1,463 million also include the 27 million shares associated with the Series A convertible preferred stock and the related quarterly dividend of $6 million was excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

Guidance:

Earnings Per Share Guidance
	Q2 2012	FY 2012

GAAP EPS	$0.21 - $0.24	$0.97 - $1.03

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.25 - $0.28	$1.12 - $1.18

Note: GAAP and Adjusted EPS guidance include anticipated restructuring.

Effective Tax reconciliation:

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2011
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported	$313	$77	24.6%	$350	$95	27.1%

Adjustments:
Amortization of intangible assets	82	32		85	32

Adjusted	$395	$109	27.6%	$435	$127	29.2%

Operating Income / Margin reconciliation:

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2011
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$313	$5,503	5.7%	$350	$5,465	6.4%
Adjustments:
Amortization of intangible assets	82			85
Xerox restructuring charge	17			(15)
Other expenses, net	55			78

Adjusted Operating	$467	$5,503	8.5%	$498	$5,465	9.1%

Equity in net income of unconsolidated affiliates	40			34
Fuji Xerox restructuring charge	4			11
Other expenses, net*	(55)			(77)

Segment Profit/Revenue	$456	$5,503	8.3%	$466	$5,465	8.5%

*	Includes rounding adjustments.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended
	March 31,
	2012	2011

Basic Earnings per Share:

Net income attributable to Xerox	$269	$281
Accrued Dividends on preferred stock	(6)	(6)

Adjusted net income available to common shareholders	$263	$275

Weighted average common shares outstanding	1,337,397	1,400,077

Basic Earnings per Share	$0.20	$0.20

Diluted Earnings per Share:

Net income attributable to Xerox	$269	$281
Accrued Dividends on preferred stock	(6)	(6)
Interest on Convertible Securities, net	—	—

Adjusted net income available to common shareholders	$263	$275

Weighted average common shares outstanding	1,337,397	1,400,077
Common shares issuable with respect to:
Stock options	7,143	13,570
Restricted stock and performance shares	22,349	20,284
Convertible preferred stock	—	—
Convertible securities	1,992	1,992

Adjusted weighted average common shares outstanding	1,368,881	1,435,923

Diluted Earnings per Share	$0.19	$0.19

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	41,543	54,486
Restricted stock and performance shares	20,466	18,988
Convertible preferred stock	26,966	26,966
Convertible Securities	—	—

	88,975	100,440

Dividends per Common Share	$0.0425	$0.0425

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended
	March 31,
(in millions)	2012	2011
Segment Profit	$456	$466
Reconciling items:
Restructuring and asset impairment charges	(17)	15
Restructuring charges of Fuji Xerox	(4)	(11)
Amortization of intangible assets	(82)	(85)
Equity in net income of unconsolidated affiliates	(40)	(34)
Other	—	(1)

Pre-Tax Income	$313	$350

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Technology, and Other.

Services:

The Services segment comprises three service offerings:

•      Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

•      Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

•      Information Technology Outsourcing.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

•      “Entry”, which includes A4 devices and desktop printers.

•      “Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

•      “High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.